Elevation Series Trust 485BPOS

Exhibit 99(d)(3)

FIRST AMENDMENT TO THE ELEVATION SERIES TRUST

INVESTMENT ADVISORY AGREEMENT

with

PARALEL ADVISORS LLC

THIS FIRST AMENDMENT to the Investment Advisory Agreement, dated as of September 28, 2022 (the “Agreement”), entered into by and between ELEVATION SERIES TRUST (the “Trust”), a Delaware statutory trust, and PARALEL ADVISORS LLC, a Delaware limited liability company with its principal place of business at 1700 Broadway, Suite 1850, Denver, Colorado 80290 (the “Adviser”), is entered into as of October 23, 2023.

WITNESSETH

WHEREAS, the parties have entered into the Agreement, pursuant to which the Adviser renders investment advisory services to certain series of the Trust;

WHEREAS, the Trust and the Adviser desire to amend Schedule A to the Agreement to add the SRH REIT Covered Call ETF as a series of the Trust covered under the Agreement, so that the Adviser may render investment advisory services to the new series pursuant to the Agreement; and

WHEREAS, the Agreement allows for the amendment of the Agreement subject to certain conditions which have been met.

NOW, THEREFORE, the parties agree as follows:

1.	Schedule A of the Agreement is superseded and replaced with the Amended Schedule A attached hereto, for the purpose of adding the SRH REIT Covered Call ETF, to be effective with respect to such Fund in accordance with Section 11 of the Agreement.

2.	Section 24 of the Agreement is hereby amended to update the notice addresses of each party to read as follows:

If to the Adviser at:	Paralel Advisors LLC 1700 Broadway, Suite 1850 Denver, Colorado 80290 Attention: General Counsel Email: legalnotice@paralel.com

If to the Trust at:	Elevation Series Trust 1700 Broadway, Suite 1850 Denver, Colorado 80290 Attention: General Counsel, Secretary Email: legalnotice@paralel.com

3.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above

ELEVATION SERIES TRUST
on behalf of the series listed on Schedule A

By:	/s/ Bradley Swenson
Name:	Bradley Swenson
Title:	President

PARALEL ADVISORS LLC

By:	/s/ Jeremy May
Name:	Jeremy May
Title:	CEO

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AMENDED SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT

ELEVATION SERIES TRUST
and
PARALEL ADVISORS LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate	Effective Date
SRH U.S. Quality ETF	0.35%	September 28, 2022
SRH REIT Covered Call ETF	0.75%	November 2, 2023

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